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                                                                     EXHIBIT 5.1

                   [CLIFFORD CHANCE LETTERHEAD APPEARS HERE]

                                                            12 July 2001



Havas Advertising
84, rue de Villiers
92683 Levallois-Perret Cedex

Dear Sirs,

We are familiar with the Registration Statement on S-8 (the "Form S-8") covering the ordinary shares of Common Stock, par value Euro 0.40 per share (the "Shares") of Havas Advertising (the "Company"), a societe anonyme organized under the laws of France, to be issued pursuant to the employee benefit plan (the "Plan") of Snyder Communications, Inc. ("Snyder") set forth in the Form S-
8. Such issuances may occur as a result of the merger (the "Merger") of HAS Acquisition II Corp., a wholly-owned subsidiary of the Company ("HAS"), into Snyder pursuant to an Agreement and Plan of Merger, dated as of February 5, 2001, as amended, among the Company, HAS and Snyder.

We are of the opinion that the Shares of Common Stock of the Company to be issued pursuant to the Plan, when issued in accordance with the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion is based on the following interpretation of French law and on the resolutions approved at Havas Advertising's shareholders' meeting dated 22 May 2001 that allow the board to issue the Shares and on the decision of the chairman of the board dated 26 June 2001 to issue the Shares, as well as on the French prospectus submitted to the Commission des operations de bourse which has given its approval (visa) number 01-0883 dated 26 June 2001.
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We believe that the exchange of the Shares for shares of Circle.com common stock pursuant to the Plan amounts substantially to an "offre publique d'echange" for the purpose of Article L.225-148 of the French Commercial Code (the "Commercial Code"), for the reasons summarized below:

 . Snyder had its shares of Circle.com common stock listed on a regulated market of a Member State of the Organization for Economic Cooperation and Development, as requested by Article L.225-148 of the Commercial Code:
   Circle.com common stock was listed on the Nasdaq National Market System prior to the Merger;

 . An "offre publique d'echange" for the purpose of Article L.225-148 of the Commercial Code is not limited to an "offre publique d'echange" as defined by the rules of the Reglement General du Conseil des Marches Financiers;

 . The exchange of shares that have been consummated through the Merger is different from any procedure available under French law and, in particular, is different from a "fusion" within the meaning of Article 1844-4 of the French Civil Code and Articles L.236-1 et seq. of the Commercial Code;

 . The Merger had the characteristics of an "offre publique d'echange", Circle.com shareholders of Snyder have exchanged their shares against Havas Advertising shares and both the Company and Snyder have survived the Merger; Snyder has survived the Merger as a subsidiary of Havas Advertising; and

 . The aim of Article L.225-148 of the Commercial Code is to facilitate the exchange of shares between two companies when the shares of both companies involved in the transaction are listed on a stock exchange. The Merger is considered as the sole exchange of shares for Havas Advertising.

This opinion is based on the facts existing on the date hereof of which we are aware and the opinions set forth herein shall not be deemed to relate to facts and conditions prevailing, or laws and regulations in effect, at any time after the date hereof.

We believe that there are strong grounds to support this interpretation, but we cannot predict whether a court of competent jurisdiction in the Republic of France or elsewhere would follow this interpretation in any judicial proceeding on this mention.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us contained under the heading "Legal Matters".

Very truly yours,


/s/ Frederic Peltier
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Frederic Peltier

Partner

Clifford Chance Selafa

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